EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-3 and related Prospectus of Hersha Hospitality Trust for the registration of 2,816,460 common shares of beneficial interest and to the incorporation by reference therein of our reports (a) dated February 28, 2003, with respect to consolidated balance sheets of Hersha Hospitality Trust and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2002 included in its Annual Report on Form 10-K for the year ended December 31, 2002, and (b) dated February 28, 2003, with respect to the balance sheets of Hersha Hospitality Management L.P. as of December 31, 2002 and 2001, and the related statements of operations, partners' capital, and cash flows for each of the three years in the period ended December 31, 2002, included in Hersha Hospitality Trust's Annual Report on Form 10-K for the year ended December 31, 2002, as filed with the Securities and Exchange Commission.


/s/  Moore Stephens, P.C.

New York, New York
February 27, 2004


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